Exhibit 3(a)            Opinion and Consent of Counsel

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[LETTERHEAD OF GE LIFE AND ANNUITY ASSURANCE COMPANY]


April 27, 1999



GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, VA  23230

Ladies and Gentlemen:

With reference to Post-Effective Amendment No. 2 to Registration Statement 333-32701 on Form S-6, filed by GE Life and Annuity Assurance Company and GE Life & Annuity Separate Account II with the Securities and Exchange Commission covering flexible premium variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Life and Annuity Assurance Company is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual flexible premium variable life insurance policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of Virginia.

2. GE Life & Annuity Separate Account II is a duly authorized and existing separate account established pursuant to the provisions of Section 38.2-3113 of the Code of Virginia.

3. The flexible premium variable life insurance policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of GE Life and Annuity Assurance Company.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement on Form S-6 (File Number 333-32071); and the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in said Post-Effective Amendment.

Sincerely,

/s/ Patricia L. Dysart
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Patricia L. Dysart
Assistant Vice President and
   Associate General Counsel
Law Department